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                          LORD ABBETT GLOBAL FUND, INC.

                             ARTICLES SUPPLEMENTARY



     LORD ABBETT GLOBAL FUND, INC., a Maryland Corporation, (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

     FIRST: The Corporation presently has authority to issue 1,000,000,000 shares of capital stock, of the par value $0.001 each, previously classified and designated by the Board of Directors as (i) 50,000,000 Class A shares, 30,000,000 Class B shares and 20,000,000 Class C shares of the Income Series, and (ii) 65,000,000 Class A shares, 15,000,000 Class B shares and 20,000,000
Class C shares of the Equity Series.

     SECOND: Pursuant to the authority of the Board of Directors to classify and reclassify unissued shares of stock of the Corporation , the Board of Directors hereby (i) classifies and reclassifies 400,000,000 authorized but unissued shares as Class A shares of the Income Series and (ii) classifies and reclassifies 400,000,000 authorized but unissued shares as Class A shares of the Equity Series.

     THIRD: Subject to the power of the Board of Directors to classify and reclassify unissued shares, all shares of the Corporation's Class B and Class C stock of each series shall be invested in the same investment portfolio of the Corporation as the Class A stock of such series and shall have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption set forth in
Article V of the Articles of Incorporation of the Corporation (hereafter called the "Articles") and shall be subject to all other provisions of the Articles relating to stock of the Corporation generally.

     FOURTH: The Class A shares aforesaid have been duly classified by the Board of Directors under the authority contained in the Articles.


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     IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice President and attested by its Assistant Secretary on July , 1997

                                          LORD ABBETT GLOBAL FUND, INC.
                                          By  /s/ Kenneth B. Cutler
                                              -------------------------
                                              Kenneth B. Cutler
                                              Vice President

ATTEST:

/s/ Thomas F. Konop

Thomas F. Konop
Assistant Secretary


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     THE UNDERSIGNED, Vice President of LORD ABBETT GLOBAL FUND, INC., who
executed on behalf of said Corporation the foregoing Articles Supplementary to Articles of Incorporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to Articles of Incorporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof, are true in all material respects, under the penalties of perjury.

                                          /s/ Kenneth B. Cutler

                                          Kenneth B. Cutler
                                          Vice President